Exhibit (h)(1)(b)

BlackRock Mutual Funds
Ann: Neal Andrews
Chief Financial Officer
55 East 52nd Street
New York, NY 10055

October 11, 2018

JPMorgan Chase Bank, N.A.

Attn: Keith Slattery

70 Fargo Street, 4th floor

Boston, MA 02210-2126

We refer to the Master Fund Services Agreement dated February 10, 2017 (the “Master Services Agreement”), between JPMorgan, Chase Bank N.A. (“J.P. Morgan”) and each of the investment companies listed on Annex B thereof (each, a “Customer”), on behalf of itself and each of its series listed under its name on Annex B thereof (each, a “Fund”). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Master Services Agreement.

BlackRock Liquidity Funds (“BLF”) is a Customer pursuant to the Master Services Agreement. BlackRock Advisors, LLC (“BAL”) provides certain administrative and accounting services to BLF pursuant to a Management Agreement dated as of July 1, 2011 between BLF and BAL (“Management Agreement”). Pursuant to the Management Agreement, BAL may hire sub-contractors to assist BAL in the performance of its obligations under the Management Agreement, provided, among other things, that the sub-administration services provided by such sub-contractor will be paid for by BAL and not BLF.

Pursuant to Section 4.1 of the Master Services Agreement, BLF is required to pay to J.P. Morgan Fees for the Services performed under the Master Services Agreement. Pursuant to Section 11.2 of the Master Services Agreement, by signing this letter, you hereby agree that BLF has assigned the obligation, and BAL has assumed the obligation, of BLF to pay J.P. Morgan Fees for any such Services under the Master Services Agreement and that BLF will not be responsible for the payment of any such Fees.

All invoices for. Fees that would otherwise be sent to BLF should be sent to the attention of BAL at the following address:

Fund Accounting Oversight (DEL-02-030)

100 Bellevue Parkway

Wilmington, DE 19809

Except as otherwise specifically set forth in this letter, all other terms of the Master Services Agreement shall remain unchanged and continue in full force and effect.

This letter may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

This letter shall be effective as of May 18, 2018.

Very truly yours,

BLACKROCK LIQUIDITY FUNDS

By:

Name:

Title:

BLACKROCK ADVISORS, LLC, FOR THE LIMITED PURPOSE OF ASSUMING THE OBLIGATION OF BLF TO PAY FEES PURSUANT TO SECTION 4.1 OF THE MASTER SERVICES AGREEMENT

By:

Name:

Title:

Accepted and Agreed to on behalf of JPMORGAN CHASE BANK, N.A.

By:

Name:

Title: